Regency Energy Partners LP Announces Resignation of Board Member
DALLAS, Tex., February 16, 2007 — Regency Energy Partners LP (Nasdaq: RGNC) announced today that Robert W. Shower has resigned from the Board of Directors of Regency GP LLC (“Board of Directors”) for health reasons. Mr. Shower has served on the Board of Directors since November 14, 2005, and has been chairman of the Audit Committee since December 2005.
“We would like to thank Bob for his leadership on the Audit Committee and his contributions as an independent board member,” said James W. Hunt, Chairman, President and Chief Executive Officer of Regency. “We have commenced a search for a new independent Board member.”
Following its notice to The Nasdaq Stock Market of Mr. Shower’s resignation, Regency received a Nasdaq Staff Deficiency Letter on February 15, 2007, indicating that Regency now fails to comply with Marketplace rule 4350 relating to the composition of its Audit Committee. NASD Rule 4350(d)(2)(A) requires the Audit Committee to have at least three independent members on its Audit Committee, at least one of whom is a financial expert. Mr. Shower was an independent member and served on the Audit Committee of the Board of Directors and was considered its financial expert. As a result of Mr. Shower’s resignation, the Audit Committee is now comprised of two independent members. Consequently, Regency is in the process of searching for a new candidate to serve on its Board of Directors and the Board’s Audit Committee who possesses qualifications that will satisfy both the independence and the Audit Committee financial expert requirements. Compliance is required for continued listing on The Nasdaq Stock Market, but, in accordance with Marketplace rule 4350(d)(4), Regency has a cure period of one year within which to reestablish compliance.
Regency Energy Partners LP is a growth-oriented, midstream energy partnership engaged in the gathering, processing, marketing, and transportation of natural gas and natural gas liquids. Additional information about Regency can be found at www.regencyenergy.com.
Information Concerning Forward-Looking Statements
This press release may include “forward-looking statements” as defined by the Securities and Exchange Commission. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the partnership, which may cause our actual results to differ materially from those implied or expressed by the forward-looking statements.
Contact:
Investor Relations
Shannon Ming
Director, Investor Relations
Regency Energy Partners LP
214-239-0093
Shannon.ming@regencygas.com
Media Relations:
Elizabeth Browne
Michael & Partners
972-716-0500 x26
ebrowne@michaelpartners.com